Exhibit 99.1

AstroNova Appoints Shawn Kravetz to Board of Directors

WEST WARWICK, R.I., August 21, 2025 — AstroNova, Inc. (Nasdaq: ALOT), a leading innovator in specialized print technology solutions that enable data visualization, announced today that its Board of Directors has appointed Shawn Kravetz to the Board of Directors effective immediately, pursuant to the execution of a Cooperation Agreement between the Company and Askeladden Capital Management LLC (“Askeladden”). Mr. Kravetz, an independent director, will be a member of the Nominating and Governance Committee. Mr. Kravetz had been nominated by Askeladden to stand for election as a director.

Darius G. Nevin, Executive Chair of AstroNova’s Board of Directors, said, “I appreciate the constructive discussions with Askeladden and welcome Shawn to our Board as his perspectives and background complement the experience of our existing directors. We believe his addition will be of value as the Board and management remain fully focused on executing the Company’s strategic priorities, navigating the challenges of the commercial print industry and working to create shareholder value.”

Mr. Kravetz commented, “I am excited to join the Board at this time in the Company’s evolution. I believe that under new leadership, AstroNova is in a solid position to reset and redirect its Product Identification segment while continuing to leverage the strong market position of its Aerospace segment.”

“I would like to thank the Board for its collaborative engagement in reaching this outcome, which I believe is in the best interests of all AstroNova shareholders,” said Samir Patel, the Founder and Portfolio Manager of Askeladden.

Mr. Kravetz is the Founder, President and Chief Investment Officer of Esplanade Capital LLC, which he founded in 1999. He currently serves on the board of Spruce Power Holding Corp. (NYSE: SPRU). He had served on the Board of Directors of Nevada Gold & Casinos Inc. (formerly NYSE: UWN) until its sale in September 2019. Prior to Esplanade Capital, Mr. Kravetz was a principal at the Parthenon Group, now EY-Parthenon, and began his career as Director of Strategic Planning and Corporate Development at CML Group, formerly a specialty marketing company. Mr. Kravetz holds a Bachelor of Arts degree in economics from Harvard College and a Masters in Business Administration from Harvard Business School.

Askeladden has agreed to abide by certain customary standstill and voting commitments in connection with the Cooperation Agreement and will support the Board’s full slate of directors at the 2025 Annual Meeting of Shareholders. The Cooperation Agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

The Company expects to announce a new record date and meeting date for its 2025 Annual Meeting of Shareholders shortly.

About AstroNova, Inc.

AstroNova (Nasdaq: ALOT) is a global provider of printing technologies that enable data visualization. The Company designs, manufactures, distributes and services a broad range of products that acquire, store, analyze, and present data in multiple formats on a variety of mediums. Its strategy is to drive profitable growth through innovative new technologies, building its installed base to expand recurring revenue while strategically sourcing its aftermarket products.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners for printing on paper, labels, paperboard packaging, corrugated boxes, and paper bags. The Aerospace segment is a global leader in providing products designed for airborne printing solutions, avionics, and data acquisition including flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. More information about the Company can be found at www.astronovainc.com.

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Appoints Shawn Kravetz to Board of Directors

August 21, 2025

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but rather reflect AstroNova’s current expectations concerning future events and results. These statements may include the use of the words “believes are ,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning AstroNova’s anticipated performance, involve risks, uncertainties and other factors, some of which are beyond AstroNova’s control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to (i) the risk that the changes we have made to our Board and executive leadership team will not lead to the improved results we expect; and (ii) those factors set forth in AstroNova’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025, and subsequent filings AstroNova makes with the Securities and Exchange Commission. AstroNova undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

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Investor/Media Contact:	Deborah Pawlowski, IRC, Alliance Advisors
Phone: 716.843.3908	Email: dpawlowski@allianceadvisors.com

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000